Exhibit (6)(n)

PHOENIX EQUITY HOLDINGS, LLC

2024 LONG-TERM INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to enhance the Company’s ability to attract, retain and motivate key service providers of the Company and its Affiliates, provide additional incentives to such key service providers by encouraging them to focus on the performance of the Company and increase their personal interest in the Company’s continued success and growth in equityholder value, and to define goals and objectives that will further align the interests of key service providers with that of the Company. Capitalized terms used in the Plan are defined in Section 9.

2. Eligibility.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3. Administration and Delegation.

(a) Administration. The Plan will be administered by the Administrator. The Administrator shall have authority to determine which Service Providers will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting and forfeiture provisions). In addition, the Administrator shall have the authority to take all actions and make all determinations contemplated by the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator shall make all determinations under the Plan in the Administrator’s sole discretion and all such determinations shall be final and binding on all Persons having or claiming any interest in the Plan or in any Award. Notwithstanding the foregoing, all actions and determinations by the Administrator shall be subject to such limitations, if any, as may be imposed by the LLC Agreement, the Code or other Applicable Laws.

(b) Appointment of Committees. To the extent permitted by Applicable Laws, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee at any time and re-vest in itself any previously delegated authority.

4. Award Limitations.

Awards of Units may be made under the Plan subject to such limitations, if any, as may be provided in the LLC Agreement. The maximum number of Phantom Units that may be granted pursuant to the Plan shall be equal to the Authorized Phantom Units. If any Phantom Unit is forfeited, such Phantom Units shall again be available for grant under the Plan.

5. Awards.

Awards may be made by the Board under the Plan to Participants. Awards may be paid in Units, cash or other property, as the Administrator shall determine. Each Award shall be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator shall determine. Subject to the provisions of the Plan and the LLC Agreement, the Administrator shall determine the terms and conditions of each Award, including whether the Units subject to the Award are

Class A Units or Class B Units, any purchase price, transfer restrictions, vesting conditions, and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

6. Adjustments for Changes and Certain Other Events.

(a) Equity Restructurings. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in this Section 6, the Administrator will equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each such outstanding Award, the grant of new Awards to Participants, and/or the making of a cash payment to Participants, as the Administrator deems appropriate to reflect such Equity Restructuring. The adjustments to Awards provided under this Section 6(a) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company absent manifest error; provided that whether an adjustment is equitable shall be determined by the Administrator.

(b) Certain Transactions or Events. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or its Subsidiaries, or sale or exchange of securities of the Company or its Subsidiaries (whether such sale or exchange is effected by the Company or such Subsidiary or any equity holder thereof), issuance of warrants, new securities, or other rights to purchase other securities of the Company or its Subsidiaries, or other similar corporate transaction or event, as determined by the Administrator, affects the Equity Securities of the Company such that an adjustment is reasonably determined by the Administrator to be appropriate pursuant to the Plan, an Award Agreement, the Code, Applicable Laws, or otherwise, in each instance, to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i) the amount and kind of securities or property with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations described in Section 4);

(ii) the amount and kind of securities or property subject to outstanding Awards;

(iii) the grant or purchase price with respect to any Award; and

(iv) the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).

(c) Additional Transactions or Events. In the event of any transaction or event described in Section 6(b) (including, without limitation, any Change in Control) or any unusual or nonrecurring transaction or event affecting the Company or the financial statements of the Company, or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(i) to provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the purchase or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable, as determined by the Administrator; provided that, if the amount that could have been obtained upon the settlement of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the vested portion of such Award may be terminated without payment;

(ii) to provide that such Award shall vest, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the securities of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the amount and kind of securities and applicable purchase price, in all cases, as determined by the Administrator;

(iv) to make adjustments in the amount and type of securities or property subject to outstanding Awards, and/or in the terms and conditions of, and the criteria included in, outstanding Awards or Awards which may be granted in the future;

(v) to replace such Award with other rights or property selected by the Administrator; and/or

(vi) subject to Section 6(d), to provide that the Award will terminate and cannot vest or become payable after the applicable event.

(d) Miscellaneous. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of securities of any class, the payment of any dividend, any increase or decrease in the number of securities of any class or any dissolution, liquidation, merger, or consolidation of the Company. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of securities of any class, or securities convertible into securities of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Units subject to an Award or the grant or base price of any Award. The existence of the Plan, any Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of the Company or (iii) any sale or issuance of securities, including, without limitation, securities with rights superior to those of the Units or which are convertible into or exchangeable for Units. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 6.

7. General Provisions Applicable to Awards.

(a) Transferability. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, in any case in accordance with Applicable Laws, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as the Administrator may otherwise determine or provide in an Award Agreement or otherwise, in any case in accordance with Applicable Laws and the LLC Agreement, Units acquired by a Participant in connection with Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Person to whom such securities are issued, either voluntarily or by operation of law, except as may be expressly permitted under the terms of the LLC Agreement. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Withholding. Each Participant shall pay to the Company or its Subsidiaries, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Administrator may otherwise determine, all such payments shall be made in cash, by wire transfer of immediately available funds or by certified check. Notwithstanding the foregoing, subject to any Company insider trading policy (including blackout periods) and Applicable Laws, to the extent permitted by the Administrator, Participants may satisfy such tax obligations in whole or in part by delivery of Units retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company or any of its Subsidiaries may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(e) Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including, but not limited to, substituting therefor another Award of the same or a different type and changing the date of settlement. The Participant’s consent to such action shall be required unless (i) the Administrator reasonably determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 6.

(f) Conditions on Delivery. The Company will not be obligated to deliver any property pursuant to the Plan or to remove restrictions from property previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the reasonable satisfaction of the Administrator, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such property have been satisfied, including, but not limited to, any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) with respect to Units, the Participant has entered into the LLC Agreement in the form provided to the Participant by the Company and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any Applicable Laws and the LLC Agreement. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such property as to which such requisite authority shall not have been obtained.

(g) Acceleration. The Administrator may at any time provide that any Award shall become immediately vested in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

8. Miscellaneous.

(a) No Right To Employment or Other Status. No Person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company or its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an applicable Award Agreement or the LLC Agreement.

(b) No Rights As Member. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary shall have any rights as a Member with respect to any Units to be distributed with respect to an Award until becoming the record holder of such Units.

(c) Effective Date. The Plan shall become effective on the date on which it is adopted by the Board.

(d) Amendment of Plan. The Administrator may amend, suspend or terminate the Plan or any portion thereof at any time; provided that no amendment of the Plan shall materially and adversely affect (as reasonably determined by the Administrator) any Award outstanding at the time of such amendment without the consent of the affected Participant. Awards outstanding under the Plan at the time of any suspension or termination of the Plan shall continue to be governed in accordance with the terms of the Plan and the applicable Award Agreement, as in effect prior to such suspension or termination. No amendment to or termination of the LLC Agreement shall be prohibited by the terms of the Plan or an outstanding Award and no Participant consent shall be required under the Plan or an outstanding Award with respect to any such amendment or termination.

(e) Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, manager, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other Person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an Administrator, director, manager, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each such Person in accordance with the LLC Agreement.

(g) Clawback. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or settlement of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(h) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a

Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any securities held in the Company or any of its Subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any securities. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(i) Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

(j) Governing Documents. In the event of any contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any of its Subsidiaries that has been approved by the Administrator, the terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan shall not apply, provided that, in the event of any contradiction between the Plan and the LLC Agreement, the terms of the LLC Agreement shall govern unless expressly provided otherwise. The provisions contained in Section 13.7 (Governing Law), Section 13.8 (Jurisdiction and Venue) and Section 13.9 (Waiver of Jury Trial) of the LLC Agreement are incorporated by reference in the Plan mutatis mutandis.

(k) Restrictions. Units acquired in respect of Awards shall be subject to such terms and conditions of the LLC Agreement, including, without limitation, restrictions on transferability, repurchase rights, tag-along rights (if applicable), drag-along rights, redemption and co-sale rights and voting requirements (if applicable). Notwithstanding the foregoing, the Administrator may establish additional terms and conditions in the applicable Award Agreement. The issuance of such Units shall be conditioned on the Participant’s consent to be bound by the terms and conditions of the Plan, the Award Agreement and the LLC Agreement.

(l) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and all Award Agreements shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

9. Definitions. As used in the Plan, the following words and phrases shall have the meanings set forth in this Section 9. In the event of any contradiction between the defined terms set forth herein and the LLC Agreement, the defined terms herein shall govern. Further, capitalized terms used in the Plan but not otherwise defined herein shall have the meanings provided in the LLC Agreement.

(a) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b) “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Units or other securities of the Company are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted or issued under the Plan.

(c) “Authorized Phantom Units” means 1,000,000.

(d)  “Award” means, individually or collectively, (i) a grant under the Plan of Units, including Units subject to vesting or other substantial risk of forfeiture, and (ii) a grant under the Plan of Phantom Units.

(e) “Award Agreement” means a written agreement evidencing an Award, which may be in electronic medium and shall contain such terms and conditions with respect to an Award (including the class, series or type of securities or property covered thereby) as the Administrator shall determine, consistent with and subject to the terms and conditions of the Plan.

(f) “Board” means the board of managers or other governing body of the Company.

(g) “Cause,” with respect to a Participant, “Cause” (or any term of similar effect) as defined in the Participant’s employment agreement with the Company or any of its Subsidiaries or affiliates if such an agreement exists and contains a definition of “Cause” (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of “Cause” (or term of similar effect), then “Cause” means, such Participant’s (i) conviction of or plea of guilty or not contest to, or formal charge with, a felony or a crime involving moral turpitude or fraud or the commission of any other act or omission involving dishonesty in connection with a material financial, business or commercial enterprise or transaction; (ii) discrimination or harassment based on race, sex, national origin, religion, gender identity, disability, or age, which the Board reasonably concludes has adversely affected or could reasonably be expected to adversely affect the business or reputation of the Company or any of its Subsidiaries or Affiliates; (iii) misappropriation of any funds or assets of the Company or any of its Subsidiaries or Affiliates; (iv) engaging in any conduct bringing the Company or any of its Subsidiaries or Affiliates into public disgrace or disrepute; (v) continued neglect of duties, after written notice from the Board and if capable of being cured; (vi) gross negligence or willful misconduct in the performance of such Participant’s duties; (vii) engaging in conduct constituting a Covenant Breach applicable to such Participant; (viii) failure to perform or refusal to perform or comply in any material respect with the written policies or lawful directives of the Company or any of its Subsidiaries or Affiliates that have been provided in writing (or otherwise made available) to such Participant; or (ix) refusal or persistent failure to perform any duties required of Participant as are consistent with the duties customary for Participant’s position or other persistent unsatisfactory performance or neglect of Participant’s job duties.

(h) “Change in Control” unless otherwise defined in a separate Award Agreement, shall mean either (i) the acquisition (including by way of merger, equity purchase or consolidation) by any one person or more than one person acting as a group of ownership of Equity Securities of the Company that constitute more than fifty percent (50%) of the total fair market value of the Equity Securities of the Company; provided, however, that the preceding clause shall not apply to any acquisition of Equity Securities by any current equityholder of the Company or any of its Affiliates; or (ii) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger, equity purchase or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act).

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(j) “Committee” means one or more committees or subcommittees of the Board, which may be comprised of one or more Managers and/or executive officers of the Company, in either case, to the extent permitted in accordance with Applicable Laws.

(k) “Company” means Phoenix Equity Holdings, LLC, or any successor thereto.

(l) “Company Group” means the Company, its parent companies and Subsidiaries; any reference to the “Company Group” shall include any of the foregoing as well as the Company Group collectively, as context requires.

(m) “Consultant” means any Person, including any advisor, engaged by the Company or any Affiliate thereof to render services to such entity if: (i) the consultant or adviser renders bona fide services to the Company or any of its Affiliates; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the securities of the Company; and (iii) the consultant or advisor is a natural Person, or such other advisor or consultant as is approved by the Administrator.

(n) “Covenant Breach” means a Participant’s material breach of any covenants not to disclose confidential or proprietary information or trade secrets of, not to solicit or hire employees or consultants of, not to solicit clients or customers of, not to compete or interfere with the business of, or not to disparage, the Company or any of its Subsidiaries or Affiliates, or any other similar restrictive covenant by which the Participant may be bound under any employment agreement, offer letter, restrictive covenant agreement or other agreement to which the Participant is a party.

(o) “Designated Beneficiary” means the beneficiary or beneficiaries designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or incapacity. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(q) “Employee” means any Person employed by the Company or any other member of the Company Group.

(r) “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its equityholders, such as a dividend, split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the Units (or other securities of the Company) or the price of Units (or other securities of the Company) and causes a change in the per-unit value underlying outstanding Awards.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” has the meaning set forth in the LLC Agreement.

(u) “LLC Agreement” means the Limited Liability Company Agreement of the Company, as amended, amended and restated or otherwise modified from time to time.

(v) “Manager” means a member of the Board.

(w) “Member” has the meaning set forth in the LLC Agreement.

(x) “Participant” means a Service Provider who has been granted an Award.

(y) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

(z) “Phantom Unit” means an unfunded, unsecured right to receive cash payments in an amount equal to a specified percentage of (i) cash distributions and/or (ii) net cash proceeds in connection with certain transactions, in each case, paid to holders of Units with respect to their Units pursuant to the LLC Agreement, as set forth in an applicable Award Agreement.

(aa) “Plan” means this Phoenix Equity Holdings, LLC Long-Term Incentive Plan.

(bb) “Retirement” retirement with the approval of the Board.

(cc) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(dd) “Service Provider” means an Employee, Consultant or Manager.

(ee) “Termination of Service” means the date the Participant ceases to be a Service Provider.

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